Amendment #2

to the

AUTOMATIC AND FACULTATIVE

YEARLY RENEWABLE TERM REINSURANCE AGREEMENT

EFFECTIVE January 1, 2005

Between

THE PRUDENTIAL LIFE INSURANCE COMPANY OF AMERICA

(THE COMPANY)

And

OPTIMUM RE INSURANCE COMPANY

(THE REINSURER)

The parties hereby agree to the following:

1.	Section 6, AUTOMATIC REINSURANCE TERMS is replaced in its entirety by the following:

THE REINSURER agrees to automatically accept contractual risks on the life insurance policies shown in Schedule A, subject to the following requirements:

a.

CONVENTIONAL UNDERWRITING. Automatic reinsurance applies only to insurance applications underwritten by THE COMPANY according to THE COMPANY’s conventional underwriting and issue practices as indicated in the underwriting guidelines THE COMPANY provides to THE REINSURER.

From time to time, it may be appropriate for THE COMPANY or THE REINSURER to request of the other party changes in the underwriting practices. The party requesting the change must provide a 120-day advance written notice to the other party before the effective date of such change. Recognition of reinsurance premium rates related to these changes must be determined within the 120-day period. If the underwriting change or rate change is unacceptable to either party, this Agreement may be unilaterally terminated for acceptance of new business with a 90-day written termination notice to the other party.

If, however, THE COMPANY makes a significant change to its underwriting and issue rules and fails to provide 120-day advance written notice to THE REINSURER in accordance with this section of the agreement, and such change would have resulted in a reinsurance premium rate increase, both parties will make a reasonable good faith effort to negotiate the appropriate reinsurance premiums for the policies affected by such change before THE COMPANY can exercise its right to recapture them in accordance with Section 21.

If any policy or policies that should have been recaptured in accordance with the preceding paragraph are omitted or overlooked, acceptance of reinsurance premiums after the date the recapture should have taken place will not cause THE REINSURER to be liable for the amount of the risk that should have been recaptured. THE REINSURER will be liable only for a refund of reinsurance premium paid.

b.	RESIDENCE AND TRAVEL. To be eligible for automatic reinsurance, each insured must be a resident of the United States or Canada at the time of issue.

Applications with Foreign Travel qualify for automatic reinsurance except when such travel is to a country specifically not allowed under THE COMPANY’s foreign travel requirements. “Foreign Travel” is defined as no more than three months outside the United States or Canada. The Foreign Travel Exclusion List is reviewed and updated periodically.

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c.	OCCUPATION. To be eligible for automatic reinsurance, the insured must not be employed in an occupation as shown in the Occupation Exclusion List in Schedule A.

d.	AUTOMATIC ACCEPTANCE LIMIT. For any policy to be reinsured under automatic reinsurance, the face amount shall not exceed the Automatic Acceptance Limit as shown in Schedule A.

e.

JUMBO LIMIT. For any policy to be reinsured under automatic reinsurance, the total amount of insurance in force and applied for in all companies, including any amounts to be replaced as stated in the application or signed amendment, if any, shall not exceed the Jumbo Limit as shown in Schedule A.

f.	MINIMUM CESSION. The minimum amount of reinsurance per cession that THE REINSURER will accept is shown in Schedule A.

g.	FACULTATIVE QUOTES. The risk shall not have been submitted on a facultative basis to THE REINSURER or any other reinsurer.

2.	SCHEDULE A, Section 5, AUTOMATIC ACCEPTANCE LIMIT, shall be replaced by the following:

For any policy to be reinsured under automatic reinsurance, the face amount will not exceed the limits shown in the following tables:

US/Canadian Residents

Non-Smoker:

Issue Age	No Substandard Rating	Rating Class A-D	Rating Class E-H
0 - 65	$65,000,000	$65,000,000	$46,400,000
66 - 70	$60,900,000	$55,900,000	$35,400,000
71 - 75	$46,400,000	$43,400,000	$23,400,000
76 – 77	$26,400,000	$23,400,000	$15,900,000
78 –80	$21,900,000	$18,900,000	$11,400,000
81 – 85	$13,400,000	$11,400,000	None
86 – 90	$5,250,000	$4,150,000	None

Smoker:

Issue Age	No Substandard Rating	Rating Class A-D	Rating Class E-H
15 – 65	$64,900,000	$64,900,000	$46,400,000
66 – 70	$50,900,000	$50,900,000	$34,400,000
71 – 75	$41,400,000	$41,400,000	$23,400,000
76 – 77	$23,400,000	$23,400,000	$14,900,000
78 – 80	$18,900,000	$18,900,000	$10,400,000
81 – 85	$11,400,000	$10,400,000	None
86 - 90	$4,250,000	$3,150,000	None

First Layer Amounts

For any policy to be reinsured under automatic reinsurance, the amounts subject to reinsurance are the First Layer of Coverage amounts shown in the following tables. First Layer amounts do not vary by smoker status:

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US/Canadian Residents

Issue Age	Preferred Best-Rating Class D	Rating Class E-H
0 - 65	$ 50,000,000	$ 35,000,000
66 - 70	$ 40,000,000	$ 25,000,000
71 - 75	$ 35,000,000	$ 15,000,000
76 – 77	$ 15,000,000	$ 10,000,000
78 – 80	$ 10,000,000	$ 5,000,000
81 – 85	$ 5,000,000	None
86 – 90	$ 1,500,000	None

Binding Limits

For any policy to be reinsured under automatic reinsurance, the amounts reinsured with THE REINSURER on that life will not exceed the amounts in the following tables:

US/Canadian Residents

Issue Age	Preferred Best-Rating Class D	Rating Class E-H
0 - 65	$ 4,950,000	$ 3,450,000
66 - 70	$3,950000	$2,450,000
71 - 75	$3,450,000	$1,450,000
76 – 77	$ 1,450,000	$950,000
78 – 80	$ 950,000	$450,000
81 – 85	$ 450,000	None
86 – 90	$100,000	None

3.	SCHEDULE A, Section 6, JUMBO LIMIT, shall be replaced by the following:

For any policy to be reinsured under automatic reinsurance, the total amount of insurance in force and applied for in all companies will not exceed the amounts in the following tables:

US/Canadian Residents

Issue Age	Preferred Best – Rating Class E	Rating Class F – H
0 - 80	$65,000,000	$65,000,000
81 - 85	$30,000,000	$30,000,000
86 - 90	$10,000,000	$10,000,000

Note: When a policy is reinsured under automatic reinsurance and the total amount in force and applied for in all companies exceeds $50,000,000, THE REINSURER must be notified. The notification should include the following: the applicant’s name and date of birth, the amount applied for, the amount in force, including any policies that might be replaced, any details concerning other pending applications including those with other companies and the amounts to be ceded and retained

SCHEDULE A, Section 8, FOREIGN TRAVEL EXCLUSIONS, is deleted from this agreement.

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In witness of the above, THE COMPANY and THE REINSURER have by their respective officers executed and delivered this Amendment in duplicate on the dates indicated below, with an effective date of December 1, 2007.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	OPTIMUM RE INSURANCE COMPANY
By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

By:________________________________	By:______________________________
Title:_______________________________	Title:_____________________________
Date:_______________________________	Date:_____________________________

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